EXHIBIT 99.2

DISTRIBUTION AGREEMENT

made and effective as of 1st January, 1999 by and between Amersham Pharmacia Biotech Biotech AB, a Swedish corporation having its address at Bjorkgatan 30, S-751 84 Uppsala, Sweden ("AP Biotech") and Danyel Biotech Ltd, an Israeli corporation having its address at Amargad Building, 32, Shaham Str., Kiryat Matalon, Industrial Zone, Petach Tikva, Israel (the "Distributor").

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BACKGROUND

AP Biotech's predecessor Pharmacia AB entered into a distribution agreement dated 3rd December 1983 with Adam Ltd (the "1983 Agreement"). By letter of 14`x' December 1984 Adam assigned its rights and obligations under the agreement to its affiliated company Gamida (Israel) Ltd. During 1991 Pharmacia (having changed its name to Pharmacia Biosystems AB) transferred all of its business relating to biotechnology products to AP Biotech, then known as Pharmacia LKB Biotechnology AB. By an Amendment and Addendum of 1992 (i) the parties agreed to add AP Biotech's biotechnology products under the 1983 Agreement, (ii) AP Biotech assigned its rights and obligations under the agreement to its affiliated company Pharmacia Biosystems Export AG, and (iii) Gamida assigned its rights and obligations under the agreement to its affiliated company Eriphyle B.V., a Dutch company. By letter of 8`' March 1993 Eriphyle B.V. assigned its rights and obligations under the agreement to its subsidiary company Garnidor Ltd. Pharmacia Biotech Export ,AG has since merged with another Pharmacia corporation but AP Biotech has continued to deliver biotechnology products to Gamidor under the agreement.

Whereas, subject to the terms and conditions of the present distribution agreement the parties now desire to terminate the 1983 Agreement and replace its with the present distribution agreement,

Whereas, 80% of the shares of the Distributor are held by Healthcare Technologies Ltd, a publicly traded Israeli corporation, and 20% by Mr. Luly Gurevich,

Whereas, as at the date of this Agreement, the Managing Director of the Distributor is Mr. Luly Gurevich, who has extensive experience of distributing AP Biotech's products in the Israel.

Now therefore, the parties have agreed as follows,

  DEFINITIONS

  As used in this Agreement the following terms shall have the meaning given below:

    1.1 The "Products" shall mean any present and future products and services within the area of applied genomics, cell biology and separation which are manufactured and/or sold by AP Biotech or its affiliates during the term of this Agreement.

    1.2 The "Territory" shall mean Israel, Israeli-administered territories and the areas of Palestinian autonomy (including any future political denomination of such geographical Territory or any part thereof).

  REPRESENTATION

    2.1 Subject to the terms and conditions hereinafter set out, AP Biotech appoints the Distributor as its exclusive distributor of the Products and of services for instruments and installations within the Territory.

    Notwithstanding the foregoing, AP Biotech reserves the right to market and sell the Products to WHO, FAO and other United Nation organisations, the Red Cross, the Green Half-noon or similar international institutions.

    Further, AP Biotech shall have the right at its own initiative or at the request of the Distributor to make sales of Products to particular customers in the Territory. In respect of such sales AP Biotech shall pay to the Distributor a commission at the applicable rate set out in Schedule I, such commission to be paid within sixty (60) days of receipt by AP Biotech of payment by the customer.

    2.2 During the term of this agreement the Distributor agrees not to manufacture or distribute goods which directly or indirectly would compete with the Products. Further, the Distributor shall also refrain from seeking customers, from establishing any branch and from maintaining any distribution depot for the Products outside the Territory, all during the term of this agreement but not thereafter.

  RELATIONSHIP BETWEEN THE PARTIES

  This Agreement shall not create a relationship of principal and agent or the alike and the Distributor shall have no authority to accept any order or conclude any agreement or make any other representation for or on behalf of AP Biotech.

  The Distributor shall purchase the Products from AP Biotech and sell the Products to its. customers in its own name and for its own account and risk, and shall be free to determine his own prices.

  MARKETING

    4.1 The Distributor shall use its best efforts to introduce and promote each of the Products through the use of appropriate methods common to the trade, and shall maintain a competent sales force trained in the marketing and sale of products such as the Products. The Distributor shall not make any product representations which violate applicable laws or regulations or AP Biotech's specifications for the Products.

    4.2 The Distributor shall market and sell the Products under the trademarks and trade names specified by AP Biotech on the labels of each of the Products. The Distributor shall name AP Biotech as manufacturer of the Products.

  SALES PROMOTION

  AP Biotech will support the Distributor by furnishing, free of charge, in reasonable quantities, promotion material in addition to the technical information accompanying the Products and will, free of charge, place at the disposal of the Distributor reasonable quantities of sales literature.

  STOCK

  The Distributor shall maintain a stock of the Products in such quantities as are reasonably required to efficiently meet the demand for the Products in the Territory.

  CHANGING THE PRODUCT

  The Distributor shall not remove or change any trademark, trade name, sign or other mark on any Product or its packing or make any alterations in the construction or design of any Product.

  TERMS OF DELIVERY, PRICES AND PAYMENT

    8.1 AP Biotech shall deliver all radio chemical Products FOB, London, England and all other Products FOB Arlanda, Sweden (INCOTERMS 1990).

    8.2 The prices for the Products to be paid by the Distributor to AP Biotech for deliveries made during 1998 are those specified in the price list attached hereto as Schedule I. The prices for deliveries made during 1999 and subsequent years will be negotiated not later than during the month of September of the preceding year.

    8.3 The Distributor shall submit orders in writing to AP Biotech on a regular basis not less than three (3) months prior to the delivery date required. The Products shall be paid for by the Distributor within sixty (60) days after the delivery month. AP Biotech shall thereafter be entitled to interest on the amounts overdue by two per cent (2%) per month.

  BUSINESS PLAN

  During the last calendar quarter each year the Distributor shall submit a business plan for the coming year which shall specify i.a. the sales targets for the year on a product by product basis and the promotional activities planned.

  MINIMUMS

  The Distributor undertakes to purchase during each calendar year Products to a value of at least eighty percent (80%) of the aggregate sales targeted by him in the business plan submitted according to Clause 9 above. Should the Distributor not comply with the undertaking referred to above, and not rectify the deficiency within 3 months in respect of consumables and within 6 months in respect of instruments of AP Biotech's notice in writing with reference to this clause AP Biotech may terminate this agreement in accordance with clause 20.2.

  WARRANTY

  AP Biotech warrants that the Products shall be of the kind and quality described in the product specifications valid from time to time. If any failure appears in product standards, or failure in packing occurs, AP Biotech will, upon receipt of a written notification by the Distributor, free of charge, replace the defective products or packing, provided, however, that the Distributor has stored the Product under proper conditions.

  This warranty shall be valid for the period specified in the product manual and/or package insert, and in the absence thereof for a period of twelve months from the date of delivery.

  TRADEMARKS

  The Distributor agrees that:

    12.1 AP Biotech is the owner of all trademarks and trade names appearing upon, or used in relation to, the Products or businesses of AP Biotech;

    12.2 it may only use such trademarks and trade names for the purpose, and during the term of this Agreement;

    12.3 any rights it may acquire in such trademarks and trade names shall be assigned to AP Biotech absolutely;

    12.4 it shall not do or omit to do anything whereby in AP Biotech's opinion the goodwill and reputation of such trademarks and trade names is prejudiced or damaged.

  PRODUCT REGISTRATION

  The Distributor shall, if so requested by AP Biotech, handle and assume full responsibility for product registration and other contacts with government authorities in the Territory in the name of AP Biotech or, if so required by the laws in the Territory, in his own name. AP

  Biotech shall for such purpose make available complete registration files and all required subsequent product information. AP Biotech shall bear all the costs in connection with the registration of the Products.

  EXPORT CONTROL

  AP Biotech reserves the right to cancel any shipment in the event that the requisite export licence is denied by the relevant body of the United Nations or any similar international organisation, the United States Government, the country of origin or the original country of export. The requirement to obtain such license may vary depending on the country of destination, the end user, the end use and other factors. Upon request by AP Biotech the Distributor shall furnish AP Biotech with copies of all documents relating to license.

  CONFIDENTIALITY

  During the term of this Agreement each party shall keep confidential and not disclose to any third party confidential information disclosed to it by the other party in connection with this Agreement and which is designated as such.

  INDEMNIFICATION

    16.1 AP Biotech shall defend, indemnify and hold the Distributor harmless from, against, for and in respect of any and all damages, losses, costs and expenses (including, without limitation, reasonable attorney's fees) arising out of any and all claims, suits, actions or proceedings for bodily injury, death or property damage or any other injury or damage of any kind whatsoever arising out of the sale and the proper use of any Product, unless such injury or damage is caused by a negligent act or omission of the Distributor. The Distributor agrees to provide to AP Biotech the reasonable assistance required to defend such claims etc., and undertakes not to settle any such claims etc. against it, without the prior written approval of AP Biotech.

    16.2 The Distributor shall defend, indemnify and hold AP Biotech harmless from, against, for and in respect of any and all damages, losses, costs and expenses (including, without limitation, reasonable attorney's fees) arising out of any and all claims, suits, actions or .proceedings relating primarily to the Distributor's performance of obligations hereunder, unless such performance was in conformance with instructions of AP Biotech, or unless such injury or damage is caused by a negligent act or omission of AP Biotech. AP Biotech agrees to provide to the Distributor the reasonable assistance required to defend such claims etc., and undertakes not to settle any such claims etc. against it, without the prior written approval of AP Biotech.

  FORCE MAJEURE

    17.1 The obligations of either party hereunder shall be excused or suspended to the extent performance is prevented or delayed by any future condition, which (i) is beyond the reasonable control, and without the fault or negligence, of the Party affected thereby, (ii) was not foreseeable by such Party at the tinge this Agreement was entered into, and (iii) could not have been prevented by such Party taking reasonable steps. Such conditions shall include but not be limited to war, mobilisation, riots, fire, explosion, flood, insurrection, embargo, currency restriction, shortage of transport, general shortage of material and acts or omissions of governments in their sovereign capacity.

    17.2 The party invoking this Clause 16.1 hereof shall, without any delay after commencement of the condition there mentioned, give written notice thereof, and of the anticipated consequences thereof, to the other Party. Within seven (7) days after termination or cessation of such condition, the affected party shall give further written notice to the other Party detailing the actual results of such condition.

    17.3 In the event of any such condition, the Party affected thereby shall take all reasonable measures to mitigate and minimise the effect of the condition, and to resume as promptly as possible the diligent performance of its obligations under this Agreement. Nothing in this Clause 16 shall, however, obligate either Party to settle strikes or other labour disputes except on terms and conditions which it, in the exercise of its sole discretion, deems appropriate.

  NOTICES

  Any notice or other communication to be given hereunder shall be deemed to have been duly given if sent by prepaid registered mail addressed to the address given below of the recipient party or such other address as may have been communicated in writing by either party.

  If to AP Biotech: Amersham Pharmacia Biotech AB
  Bjorkgatan 30
  S-751 84 Uppsala, Sweden
  Attention: Legal Department

  Te1efax: +46 18 16 53 22
  with a copy to: Amersham Pharmacia Biotech Ges mbH
  Greece, Branch Office
  14, Vouliagrnenis Ave.
  P.O. Box 70051
  GR-166 10 Glyfada
  Greece
  Attention:, Mr. Hermanus van Duyne

  Telefax: +30 1 960 0693
  If to the Distributor: Danyel Biotech Ltd
  Amargad Building,
  32, Shaham Str.,
  Kiryat Matalon, Industrial Zone,
  Petach Tikva, Israel
  Attention: President
  Telefax: +972 3 922 9016

  TERM

  This Agreement cancels and replaces any and all previous agreements between the parties and their respective affiliates with respect to the subject matter hereof. The Agreement shall become effective on the date first above given and shall remain effective for an initial period five (5) years. It shall automatically be prolonged for three (3) year periods at a time, unless terminated in writing by either party not less than 12 months before the expiration of the then current term.

  TERMINATION

    20.1 Except as otherwise provided, this Agreement may be terminated by written notice should either party breach one or more of its obligations hereof, provided that the Agreement shall not be terminated if the defaulting party has cured the default within thirty (30) days after the notice has been given.

    20.2 Furthermore, the Agreement may be prematurely terminated with immediate effect without recourse to cure if either party has substantially violated the Agreement; such substantial violation shall include but not be limited to the following.

      declaration of bankruptcy, insolvency, general arrangement for the benefit of creditors, liquidation or the alike or if AP Biotech reasonably determines the Distributor's financial situation, including that of his Affiliates, is such that it cannot duly fulfil its obligations hereunder.
      distress or execution levied on either party's assets.
      fraud or any unlawful act in connection with or affecting this Agreement.
      failure by the Distributor to meet the minimum purchase obligations pursuant to Clause 10 and then to rectify the shortfall upon demand in accordance with that Clause.
      failure by the Distributor to, pay promptly upon written demand any sum overdue for payment by more than 60 days.
      termination by the Distributor of the appointment of Mr. Luly Gurevich as Managing Director, other than for cause as shown by the distributor and as provided in Mr. Gurevich's contract of employment, including the failure of the Distributor to meet its own performance targets, the incapacity of Mr. Gurevich, or the occurrence of any event triggering the Distributor to terminate such employment with immediate effect.

  EFFECT OF TERMINATION

    21.1 Any termination of this Agreement shall,

      extinguish all rights of the Distributor under this Agreement to act as distributor for AP Biotech in the Territory or use any trade marks or trade names held by AP Biotech.
      oblige the Distributor to return to AP Biotech immediately all documents supplied by AP Biotech, all copies thereof inclusive, in the Distributor possession, power or custody and procure the immediate return of all such documents in the possession, power or custody of any sub-agent or any other person, all copies inclusive.
      oblige the Distributor to put at AP Biotech's disposal within ten (10) days of the termination the Distributor's entire inventory of the Products. AP Biotech shall have the obligation to repurchase such current inventory at a price equal to the Distributor's landed cost, FOB (INCOTERMS 1980) Distributor's warehouse.
      oblige the Distributor to transfer the product registrations to AP Biotech or a third party specified by AP Biotech.
      not give any right to any kind of termination compensation.

  ASSIGNMENT

  This Agreement is personal in nature and the Distributor shall not, without the written consent of AP Biotech, assign or transfer this Agreement or any rights or obligations hereunder. AP Biotech may assign or transfer this Agreement to a successor or affiliated organisation; provided this Agreement is intended to inure to the benefit of and be fully binding upon any successor of AP Biotech and that, in the case of any such assignment or transfer, the assignee or transferee shall be bound by the terms and obligations provided in this Agreement.

  ENTIRE AGREEMENT AND TERMINATION OF THE 1933 AGREEMENT

  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any other manner, except as set forth herein.

  For the avoidance of any doubt it is clearly understood and agreed between the parties that 1983 agreement, so far as it concerns the relationship with AP Biotech described in the background statement on the first page hereof, shall terminate on 1s` October 1998 and both AP Biotech and Gamidor Ltd waive for their own account and on behalf of their respective affiliates any and all claims against each other under that agreement, provided that (i) the Distributor and Gamidor shall jointly and severally be liable for the due payment to AP Biotech of all debts incurred by Gamidor prior to the termination of the 1983 Agreement, and (ii) AP Biotech shall deliver to the Distributor all Products ordered by Gamidor prior to the termination of the 1983 Agreement but not delivered by such date and the Distributor shall pay for such Products.

  LAW AND DISPUTES

This agreement shall in all respects be governed by and construed in accordance with Swedish law.

Any dispute in connection with this Agreement shall be finally, settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration tribunal shall be composed of three members. The arbitration proceedings shall be held in the English language, unless otherwise agreed.

The place of arbitration shall be Stockholm.

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Schedule 1

The commission rate referred to in clause 2, third paragraph shall be equal to the difference between the price offered to the distributor for such Products and the price actually invoiced to and actually paid by the customer.

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In witness whereof, the parties have caused their duly authorised representatives to execute this Agreement.

Amersham Pharmacia Biotech AB

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Daniel Biotech Ltd.

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